Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered effective as of January 16, 2012, between Car Charging Group, Inc. a Nevada corporation, (the “Company”), whose principal place of business is 1691 Michigan Avenue, Miami Beach, Florida 33139 and Ted Fagenson an individual (the “Executive”), whose address is 605 Bancroft Place, San Ramon, CA 94582.

RECITALS

A. The Company invests in electric car charging equipment and partners with other operating corporations (the “Affiliates”) to establish motor vehicle charging stations (the “Business”).

B. The Executive is an individual with extensive experience in the electric car charging industry and the Company wishes to employ Executive for the Company and each of its current and future subsidiaries (and affiliations) as its Chief Operating Officer.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

1.  EMPLOYMENT.   The Company hereby agrees to employ Executive and Executive hereby accepts such employment in his capacity of Chief Operating Officer, upon the terms and conditions hereinafter set forth. The Company may also direct that the Executive serve as a member of its or its Affiliates Boards. In the event of service on any Board, the Executive will receive additional compensation, consistent with that received by other employees that are Board Members. The Company may also direct Executive to perform such duties for other entities which are now or may in the future be affiliated with the Company and its Affiliates, subject to the limitation that Executive’s overall time commitment is comparable to similarly situated executives. Executive shall serve the Company and the Affiliates exclusively, faithfully, diligently and to the best of his ability; however, nothing shall restrict Executive from participation in charitable endeavors. Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company and the Affiliates. During the Term (including any renewals thereof) as defined, herein Executive shall have such duties and responsibilities commensurate with said position.

2. COMPENSATION/BENEFITS.

a. Salary. Company shall pay Executive a base salary (the “Base Salary”), One Hundred Eighty Thousand (“180,000.00”) Dollars per year paid semi-monthly on a proportionate basis. Said salary shall be paid consistent with the Company’s payroll policies and procedures for all employees.  However, during the first 4 months of this agreement Base Salary shall be reduced to a gross payment of $10,000 per month.

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b. Bonus and Performance Bonus. Executive will receive an annual cash bonus, paid quarterly equal to 20% of Executive’s current salary (as set forth in Section 2(a)) starting from the Effective Date and may receive an additional annual bonus in the form of cash and stock, at the discretion of the Board of Directors, or pursuant to one or more written plans adopted by the Board of Directors of the Company.

c. Equity compensation.  Simultaneously with the execution of this Agreement, the Company shall issue to Executive a Common Stock Purchase Warrant in the form attached hereto as Exhibit A, evidencing Holder’s right to purchase One Million (1,000,000) shares of Common Stock of the Company.  Executive shall have the right to exercise the Warrants subject to the following vesting schedule and agrees to execute a Bleed-Out Agreement whereby his sale of Company common stock is limited to no more than five percent (5%) of the total daily trading volume on a particular day:

i.	300,000 on the one-year anniversary of this Agreement
ii.	300,000 on the two year anniversary of this Agreement
iii.	400,000 on the three year anniversary of this Agreement

d. Employee Benefits. The Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental, medical, sick leave, vacation and holidays.

e. Insurance/Insurance Policy Benefits.

i. The Company shall provide standard medical coverage for the Executive consistent with the plan provided for all participating employees or reimbursement for individual coverage.

ii. The Company may elect to obtain a Key Man term insurance policy on the Executive and the Company will be named the payee/beneficiary on such policy.

f. Vacation.  Executive shall be entitled to two (2) weeks of vacation time to be utilized during the each calendar year or accrue and carry over into the following year.

g. Business Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all reasonable, out-of-pocket expenses incurred and approved by the CEO or the Board of Directors.

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h. Automobile and Telephone.

i. The Executive shall be reimbursed for automobile expenses use by Executive for day-to-day employment activities at the standardized Federal Mileage rate or the Company may elect to provide a leased vehicle selected by the Executive, with the CEO’s approval

ii. The Company shall reimburse the Executive’s current portable cellular telephone expense which shall not exceed $160 per month for all charges except international calls.  International expenses shall be approved by the CEO.

3. TERM.  The Term of employment hereunder will commence on the date hereof, and end three (3) years from the Effective Date (the “Term”), subject to termination upon three months written notice. The Term shall automatically renew (“Renewal Term”) for successive a one (1) year terms, unless written notification is provided no less than sixty (60) days prior to the expiration of the then current Term.   The foregoing notwithstanding, the Company shall have the right to terminate Executive’s employment at any time during the first six (6) months of this Agreement without penalty or additional payment to Executive under Section 4(d).

4. DEATH, DISABILITY AND TERMINATION.

a. Death. In the event of the death of the Executive during the Term or the Renewal Term of the Agreement, accrued salary, vacation and expense reimbursement payments shall be paid to the Executive’s designated beneficiary. Otherwise, death terminates this Agreement.

b. Disability.

i. In the event of the Executive’s Disability, as hereinafter defined, below, Disability terminates this agreement.

ii. “Disability” for the purposes of this Agreement, shall be deemed to have occurred in the event (a) the Executive is unable by reason of sickness or accident to perform the Executive’s duties under this Agreement for a cumulative total of twelve (12) weeks within any one calendar year or (b) the Executive is unable to perform Executive’s duties for ninety (90) consecutive days or (c) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

iii. Anything herein to the contrary notwithstanding, the term “disability” hereunder may be superseded by the definitions set forth in any disability insurance obtained by the Company to allow for coverage of Executive.  Further, if following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant, any salary continuation due to the Executive hereunder or pursuant to any insurance policy shall terminate effective on the commencement date of such reemployment.

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c.  Termination by the Company for Cause.

i. Nothing herein shall prevent the Company from terminating Employment for Cause as hereinafter defined.  Upon such termination for Cause, the Executive shall only continue to receive accrued salary for the period ending with the date of such termination as provided in this Section 4(c).  Further, any rights and benefits the Executive may have in respect of any other compensation shall be automatically forfeited upon such termination for Cause.

ii. “Cause” shall mean a determination in good faith by the Board of Directors of the Company that the Executive has (a) committed or participated in an injurious act of fraud, gross neglect, misrepresentation or embezzlement against the Company; or (b) committed or participated in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company.

iii. Notwithstanding anything else contained herein, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 4(c) and specifying the particulars thereof .

d. Termination by the Company Other Than for Cause. The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, after the first anniversary of this Agreement, in the event such termination is not based on Cause, as provided in Section 4(c) above, or if Executive’s employment is terminated under Sections 4(d) hereto the Company shall continue to be obligated to pay to Executive his Salary for three months after written notice.

5.  COVENANT NOT TO COMPETE.  Executive acknowledges and recognizes the highly competitive nature of Company’s Business and the goodwill and business strategy of the Company, continued patronage constitute a substantial asset of the Company. Executive further acknowledges and recognizes that during the course of the Executive’s employment, Executive will receive specific knowledge of Company’s business, access to trade secrets and Confidential Information, as defined in Section 6, participate in business acquisitions and decisions, and that it would be impossible for Executive to work for a competitor without using and divulging this valuable confidential information.   Executive further acknowledges that Company is without an adequate remedy at law in the event this covenant is violated and that this covenant not to compete is an independent covenant within this Agreement. This covenant shall survive this Agreement and shall be treated as an independent covenant for the purposes of enforcement and shall apply regardless of whether Executive’s employment is terminated with Cause as provided in Section 4(c) above, or if Executive’s employment is terminated without Cause under Section 4(d) hereof. The Executive recognizes that the terms of this covenant are reasonable and necessary for the protection of the Company’s business because the value of Executive’s services will be enhanced by his association with the Company. Accordingly, Executive agrees to the following:

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a. During the term of this Agreement and for a period of one (1) year after termination of the Executive’s employment under this Agreement or any renewal or extension thereof (the “Restricted Period”) (unless terminated without cause prior to the third anniversary of this Agreement), for whatever reason and anywhere within the United States of America and any geographical area in which the Company was doing business prior to the date of termination hereof  (the “Restricted Area”), Executive will not individually or in conjunction with others, directly or indirectly engage in any business activities, whether as an officer, director, proprietor, employer, employee, partner, independent contractor, investor (other than as a passive holder of less than two percent (2%) of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise (except with the approval of the Board of Directors).

b. During the Restricted Period and within the Restricted Area, Executive will not, indirectly or directly, compete with the Company by soliciting, inducing or influencing any of the Company’s customers that have a business relationship with the Company at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company (except with the consent of the Board of Directors).

c. That during the Restricted Period and within the Restricted Area, Executive will not (a) directly or indirectly recruit any employee of the Company to discontinue such employment relationship with the Company, or (b) employ or seek to employ, or cause to permit any business which competes directly or indirectly with the Business of the Company (the “Competitive Business”) to employ or seek to employ for any Competitive Business any person who is then (or was at any time within six (6) months prior to the date Executive or the Competitive Business employs or seeks to employ such person) employed by the Company.

d. That during the Restricted Period, Executive will not interfere with, disrupt, or attempt to disrupt any past or present relationship contractual or otherwise, between the Company and any of the Company’s employees.

6.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

a. Executive acknowledges that the Company’s: (1)trade secrets, private or secret processes, methods and ideas, as they exist from time to time, patents and information concerning the Company’s services, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development/technical information, know-how, show-how, new product and service development, advertising budgets, past, present or planned marketing, activities and procedures, method for operating the Company’s Business, credit and financial data concerning the Company’s customers, and marketing and (2) advertising, promotional and sales strategies, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the “Confidential Information”) are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive’s association with the Company. In light of the highly competitive nature of the industry in which the Company’s business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive’s association with the Company shall be considered confidential.

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b. The Executive agrees that the Executive shall (1) hold in confidence and not disclose or make available to any third party any Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company; (2) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (3) not use, directly or indirectly the Confidential Information except in order to perform the Executive’s duties and responsibilities to the Company; (4) restrict the disclosure or availability of the Confidential Information to those who have read and understood this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of the Company; (5) not copy or modify any Confidential Information without prior written consent of the Company, provided, however, that such limitation on copying or modification of any Confidential Information does not include any modifications or copying which would otherwise prevent the Executive from performing his duties and responsibilities to the Company; (6) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (7) relinquish, and require all of its employees to relinquish, all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information, promptly delivery to the Company any such matter as the Company may direct at any time, and not retain any copies or other reproductions thereof.

c. Executive further agrees (1) that Executive shall promptly disclose in writing to the Company all ideas, inventions, improvements and discoveries which may be conceived, made or acquired by Executive as the direct or indirect result of the disclosure by the Company of the Confidential Information to Executive; (2) that all such ideas, inventions, improvements and discoveries conceived, made or acquired by Executive, alone or with the assistance of others, relating to the Confidential Information in accordance with the provisions hereof shall belong to the Company and that Executive shall not acquire any intellectual property rights in the ideas under this Agreement except the limited right to use set forth in this Agreement; (3) that Executive shall assist in the preparation and execution of all applications, assignments and other documents which the Company may deem necessary to obtain patents, copyrights and the like in the United States and in jurisdictions foreign thereto, and to otherwise protect the Company.

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d. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show (1) at the time of disclosure, is in the public domain as evidenced by printed publications; (2) after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; (3) by written documentation was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or (4) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential. The foregoing exceptions shall apply only from and after the date that the information becomes generally available to the public or is disclosed to the Executive by a third party, respectively. Specific information shall not be deemed to be within the foregoing exceptions merely because it is embraced by more general information in the public domain. Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain. If the Executive intends to avail himself of any of the foregoing exceptions, the Executive shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

e. Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information. Executive shall also deliver to the Company written statements signed by Executive certifying all materials have been returned within five (5) days of receipt of the request.

7. AMENDMENTS. This Agreement shall not be modified or amended except by written agreement duly executed by the parties hereto.

8. HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original; but all counterparts shall together constitute one and the same instrument.

10. ENTIRE AGREEMENT.  This Agreement hereto constitutes the entire understanding between the parties. Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of public or private companies and receiving compensation from such service.

11. GOVERNING LAW.   This Agreement is to be construed and enforced according to the laws of the State of FLORIDA.

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12. CONSTRUCTION.

a. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

b. In construing this Agreement, the singular shall include the plural and the plural shall include the singular, and the use of any gender shall include every other and all genders.

13. VENUE. Venue in any action arising from this Agreement shall be in Miami-Dade County, Florida.

14. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

15. NON-ASSIGNABILITY. This Agreement is personal in nature and not assignable by any party hereto.

16. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, its successors, transferees and assigns.

17. PAYMENT OF COSTS AND LEGAL FEES UPON BREACH.

Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties.  In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration.  The claims covered by this Agreement (“Arbitrable Claims”) include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph.  The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

Claims Executive may have for Workers' Compensation or unemployment compensation benefits are not covered by this Agreement.  Also not covered is either party's right to obtain provisional remedies or interim relief from a court of competent jurisdiction.

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Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. Company and Executive agree that arbitration shall be held in or near Miami Florida, and shall be in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, before an arbitrator licensed to practice law in either the State of Florida or the State of California.  The arbitrator shall have authority to award or grant both legal, equitable, and declaratory relief.  Such arbitration shall be final and binding on the parties.  The Federal Arbitration Act shall govern the interpretation and enforcement of this section pertaining to Alternative Dispute Resolution.

This Agreement to mediate and arbitrate survives termination of Executive’s employment.

18. RIGHT TO WORK.  For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States.  Such documentation must be provided to the Company within five (5) business days of the date of this Agreement or this Agreement may be terminated.

19. NO CONFLICTING OBLIGATIONS. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive further represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in Miami-Dade County, Florida..

Car Charging Group Inc.

By:
Name:	Michael D. Farkas
Its:	Chief Executive Officer

EXECUTIVE

By:
Name:	Ted Fagenson
Its:	Chief Operating Officer

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